Main Street Restaurant Group, Inc. Announces 2005 Fourth Quarter and Year End Results

PHOENIX, AZ -- 03/02/2006 -- MAIN STREET RESTAURANT GROUP, INC. (NASDAQ: MAIN), the world's largest franchisee of T.G.I. Friday's restaurants, the owner and operator of the Bamboo Club - Asian Bistro, the Redfish Seafood Grill and Bar restaurant concepts and operator of one Alice Cooper'stown restaurant, today announced its operating results for the fourth quarter 2005 and the full year ended December 26, 2005.

For the quarter, the Company generated revenues of $57.5 million, a 6.1% increase compared with the year-ago quarter. The sales gain was primarily due to a Company-wide same-store sales increase of 5%, the majority of which resulted from higher customer traffic. In the fourth quarter of 2004, Company-wide same store sales grew 4.2%.

Bill Shrader, President and Chief Executive Officer, said, "Revenue results for the fourth quarter reflect the positive impact of two new T.G.I. Friday's store openings in Surprise and Phoenix, Arizona. Both of these new sites have proven to be strategically located and operationally sound, performing in line with our expectations. In addition, we were able to deliver robust same-store sales growth during the quarter of 5.0%, which is especially noteworthy considering we had a 4.2% sales increase in 2004. In fact, each of our three key brands was in positive same stores sales territory. We were pleased to have delivered a terrific experience to an increasing number of guests."

Mr. Shrader continued, "At the end of January 2006, we closed an underperforming Bamboo Club in Fairfax, Virginia where we lost nearly $1.0 million in 2005. The asset write-down and lease termination costs associated with this closing was approximately $2.5 million, of which $250,000 was a one time cash payment to terminate the lease." Mr. Shrader emphasized, "As part of our overall objective of increasing profitability, we will continue to evaluate underperforming locations and take appropriate action if and when necessary. These steps will help maximize the Company's long-term profitability and cash flow as well as position our stockholders to realize long term value."

During the fourth quarter, the Company completed its review and assessment of asset impairments based upon the financial performance of certain restaurants and financial expectations for these locations in 2006 and beyond. The Company determined to record additional, non-cash asset impairments of $4.8 million (including $1.0 million of goodwill) for two underperforming Bamboo Clubs and the Alice Cooper'stown location. These leases have not been terminated and the restaurants will remain open.

Also during the fourth quarter, the Company consummated a $45 million credit facility consisting of a $25 million term loan and a $20 million revolving line of credit. Under the terms of the credit facility, proceeds from the $25 million term loan plus approximately $5.5 million of the Company's cash were used to repay existing debt, reducing the Company's overall debt level to just under $39 million at year end. The $20 million revolving line of credit will provide future flexibility for new restaurant development and T.G.I. Friday's remodel initiatives.

As a result of the above-mentioned items, for the fourth quarter of 2005, the Company reported a net loss of $10.6 million or $0.61 per fully diluted share, compared with a net loss of $1.1 million or $0.08 per fully diluted share, in the fourth quarter of 2004.

The Company's operating cash flow, known as EBITDA, was $3.5 million for the three months ended December 26, 2005, compared with $3.4 million in the fourth quarter of 2004. The computation of quarterly and year-to-date EBITDA can be found in Appendix A, attached to this press release.

For the year ended December 26, 2005, revenues were $239.7 million, an increase of 6.7% over revenues of $224.7 million for the comparable period last year. Same store sales increased 7.6%. For the year the Company reported a net loss of $7.8 million or $0.48 per share, compared with net income of $953,000, or $0.07 per fully diluted share, in 2004. EBITDA for 2005 was $16.9 million, an 8.3% increase over the $15.6 million generated in 2004.

The Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States ("U.S. GAAP"), such as net income and/or earnings or loss per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Company's U.S. GAAP information to the pro forma information is provided in the appendix attached.

Looking Ahead

Main Street's next openings of T.G.I. Friday's restaurants will be in the Orleans Hotel and Casino in Las Vegas, Nevada and in Rancho Cucamonga, California -- both scheduled to open in the first half of 2006. The Company expects to open two-to-four additional T.G.I. Friday's restaurants in 2006. In addition, the Company has begun the planning and design for implementation of its T.G.I. Friday's revitalization program. This program will include an interior and exterior remodel for most of its T.G.I. Friday's restaurants. The design and permitting is in process for the first four locations, which are expected to be completed by the end of the third quarter of 2006.

Guidance for 2006

Based on the Company's current outlook, same-stores sales are expected to increase between 2% and 3% for each of the quarters in 2006. EBITDA for the full year 2006 is expected to come within the range of $18.0 million to $19.0 million.

Earnings Conference call

As a reminder, our earnings conference call is scheduled for today, Thursday, March 2, 2006 at 5:00 pm Eastern time. The toll free dial in number is 1-800-299-7098 (or 1-617-801-9715 for international calls), and the participant pass code is 46870474. As previously announced, that conference call may include forward-looking information. You can visit our web site at http://www.mainandmain.com for a replay.

-- Appendix A and Three Tables to Follow --

MAIN STREET RESTAURANT GROUP, INC. is the world's largest franchisee of T.G.I. Friday's restaurants, operating 55 T.G.I. Friday's, 10 Bamboo Club - Asian Bistros, four Redfish Seafood Grill and Bar, and one Alice Cooper'stown restaurants.

This press release contains forward-looking statements regarding the Company's business strategies, business outlook, anticipated new store openings, customer traffic, capital needs and financial position, operating cash flow, same store sales, EBITDA, and revenue and earnings expectations. These forward-looking statements are based primarily on the Company's expectations and are subject to a number of risks and uncertainties, some of which are beyond the Company's control. Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the Company's Form 10-K and 10-Q Reports as filed with the Securities and Exchange Commission.

                                                               Appendix A

I.      Computation of Earnings before Interest, Taxes, Depreciation and
        Amortization (EBITDA) (dollars in millions):

                                    Quarter ended         Quarter ended
                                  December 27, 2004     December 26, 2005

Net Income (Loss)                       $(1.1)               $(10.6)
Add-Income taxes                         (0.1)                   .2
  -Interest expense                       1.0                   2.4
  -Depreciation & amortization            2.2                   2.6
  -Gain/loss on sale of assets             --                    --
  -Non-cash litigation reserve (a)         --                   1.5
  -Impairment charges & other             1.4                   7.3
  -Non-cash stock compensation (a)         --                    .1
                                     ============          ============
EBITDA                                   $3.4                  $3.5
                                     ============          ============

                                      Year ended           Year ended
                                   December 27, 2004    December 26, 2005

Net Income (Loss)                        $1.0                 $(7.8)
Add-Income taxes                           --                    .2
  -Interest expense                       3.8                   5.2
  -Depreciation & amortization            9.3                   9.9
  -Gain/loss on sale of assets             .1                    .5
  -Non-cash litigation reserve (a)         --                   1.5
  -Impairment charges and other           1.4                   7.3
  -Non-cash stock compensation (a)         --                    .1
                                     ============          ============
EBITDA                                  $15.6                 $16.9
                                     ============          ============
(a) Included in general & administrative expenses

II. Quarterly supplemental brand-level data:

Restaurant level operating profit (ROP) includes all restaurant-specific revenues and direct costs of operations, including royalties and marketing costs paid to Carlson Restaurants Worldwide on behalf of the
T.G.I. Friday’s brand.  Restaurant level EBITDA represents restaurant level cash flow, adding depreciation and amortization to ROP:

T.G.I. Friday's Brand
---------------------

                         Fourth Quarter                  Full Year
                         --------------                  ---------
                        2004           2005          2004          2005
                        ----           ----          ----          ----
Average per T.G.I.
  Friday’s Location:
      SALES          $.9 million  $.9 million  $3.6 million  $3.8 million
       ROP               $80,000      $83,000      $313,000      $367,000
      EBITDA            $110,000     $114,000      $433,000      $491,000
                        ========     ========      ========      ========
Average number of
  restaurants               52.0         53.1          52.8          53.6
                            ====         ====          ====          ====

Bamboo Brand (dollars in millions);
---------------------------------
                                         2005 Full Year
                                         ==============
                             Sales    ROP     EBITDA    # of Locations
                             =====    ===     ======    ==============
    Closed Locations (a)     $1.6   $(1.4)    $(1.1)          3
    Arizona and Florida      18.6      .2       1.4           7
    Other Markets (b)         5.8    (1.3)      (.8)          3
                              ---     ---        --           -
    Brand Totals            $26.0   $(2.5)     $(.5)
                            =====    =====      ===
  (a) Represents the 2005 operating activities of the  restaurants closed in 2005 (Newport and Aventura) and in early  2006 (Fairfax).
      Does not include any asset write-off or lease termination payments for these locations.
  (b) Other markets represents the restaurants located in Novi, Michigan,
      King of Prussia, Pennsylvania and Raleigh, North Carolina.

Other Brands (dollars in millions);
----------------------------------
                                          2005 Full Year
                                          ==============
                         Sales     ROP     EBITDA   # of Locations
                         =====     ===     ======   ==============

   Other Brands (c)       $9.8   $(1.1)    $(.4)          5

(c)  Other brands category represents four Redfish and
     one Alice Cooper'stown.

            MAIN STREET RESTAURANT GROUP, INC AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Par Value and Share Data)

                                          December 26,    December 27,
                                              2005            2004
                                          ------------   -------------
                                          (unaudited)
ASSETS
Current assets:

     Cash and cash equivalents            $     10,124   $       5,593
     Accounts receivable, net                    2,826           1,208
     Inventories                                 2,796           2,758
     Prepaid expenses                              341             477
                                          ------------   -------------
          Total current assets                  16,087          10,036
Property and equipment, net                     58,263          66,444
Other assets, net                                1,982           1,804
Notes receivable, net                              516           1,212
Goodwill                                        20,255          21,255
Franchise fees, net                              1,735           1,815
Purchased franchise territories, net               571             606
                                          ------------   -------------
          Total assets                    $     99,409   $     103,172
                                          ============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt    $      3,383   $       3,851
     Accounts payable                            7,194           6,626
     Other accrued liabilities                  23,579          19,260
                                          ------------   -------------
          Total current liabilities             34,156          29,737
Long-term debt, net of current portion          34,902          42,232
Other liabilities and deferred credits           1,402           1,918
                                          ------------   -------------
          Total liabilities                     70,460          73,887
                                          ------------   -------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $001 par value,
    2,000,000 shares authorized; no
    shares issued and outstanding in
    2005 and 2004                                    -               -
   Common stock, $001 par value,
    25,000,000 shares authorized;
    17,309,550 and 14,642,000 shares
    issued and outstanding in 2005 and
    2004, respectively                              17              15
Additional paid-in capital                      60,854          54,927
Accumulated deficit                            (31,608)        (23,812)
Unearned compensation-restricted stock            (314)              -
Accumulated other comprehensive loss                 -          (1,845)
                                          ------------   -------------
          Total stockholders' equity            28,949          29,285
                                          ------------   -------------
                Total liabilities and
                 stockholders' equity     $     99,409   $     103,172
                                          ============   =============

          MAIN STREET RESTAURANT GROUP, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)

                                                   Three Months Ended
                                              ----------------------------
                                                      (unaudited)
                                              December 26,    December 27,
                                                  2005           2004
                                              ------------    ------------

Revenue                                           $57,507         $54,218
                                              ------------    ------------
Restaurant operating expenses
   Cost of sales                                   15,195          14,280
   Payroll and benefits                            17,372          16,367
   Depreciation and amortization                    2,327           2,153
   Loss on disposal of assets                          48              27
   Other operating expenses                        18,659          17,622
                                              ------------    ------------
       Total restaurant operating expenses         53,601          50,449
                                              ------------    ------------

   Depreciation and amortization of
     intangible assets                                259             220
  (Gain) Loss on disposal of assets                     -               -
   General and administrative expenses              4,180           2,291
   Preopening expenses                                125              42
   New manager training expenses                        4               9
   Impairement charges and other                    7,294           1,385
                                              ------------    ------------
Operating income (loss)                            (7,956)           (178)

   Interest expense and other, net                  2,412           1,047
                                              ------------    ------------

Net income (loss) before income tax               (10,368)         (1,225)

   Income tax expense (benefit)                       202            (112)
                                              ------------    ------------

    Net income (loss)                            $(10,570)        $(1,113)
                                              ============    ============

Basic earnings (loss)  per share                   $(0.61)         $(0.08)
                                              ============    ============
Diluted earnings (loss) per share                  $(0.61)         $(0.08)
                                              ============    ============

Weighted average number of shares outstanding
       -- Basic                                    17,241          14,642
                                              ============    ============
Weighted average number of shares outstanding
       -- Diluted                                  17,241          14,642
                                              ============    ============

           MAIN STREET RESTAURANT GROUP, INC AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In Thousands, Except Per Share Amounts)

                                                   Year Ended
                                                  (unaudited)
                                          December 26,   December 27,
                                              2005           2004
                                          ------------   -------------

Revenue                                   $    239,729   $     224,751
                                          ------------   -------------

Restaurant operating expenses
     Cost of sales                              63,265          59,025
     Payroll and benefits                       73,222          69,287
     Depreciation and amortization               8,944           8,591
     Loss on disposal of assets                    480             148
     Other operating expenses                   76,089          71,290
                                          ------------   -------------
          Total restaurant operating
           expenses                            222,000         208,341
                                          ------------   -------------

     Depreciation and amortization of
      intangible assets                            952             758
     (Gain) loss on disposal of assets              (3)             13
     General and administrative expenses        11,581           9,197
     Preopening expenses                           307             260
     New manager training expenses                  21              50
     Impairment charges and other                7,294           1,385

Operating income (loss)                         (2,423)          4,747

     Interest expense and other, net             5,171           3,794
                                          ------------   -------------

Net income (loss)  before income tax            (7,594)            953

    Income tax expense                             202               -
                                          ------------   -------------

         Net income (loss)                $     (7,796)  $         953
                                          ============   =============

Basic earnings (loss) per share           $      (0.48)  $        0.07
                                          ============   =============

Diluted earnings (loss) per share         $      (0.48)  $        0.07
                                          ============   =============

Weighted average number of shares
  outstanding
       -- Basic                                 16,321          14,642
                                          ============   =============

Weighted average number of shares
 outstanding
       -- Diluted                               16,321          14,649
                                          ============   =============

Company Contact:
Michael Garnreiter
Chief Financial Officer
(602) 852-9000
E-mail:  Michaelg@mstreetinc.com